EXHIBIT 10.01


                                                     David A. Chazanovitz
                                                     Chairman, President and CEO

September 8, 2005



PERSONAL AND CONFIDENTIAL

Roderick de Greef
7 Searles Road
Salem, NH 03087

Dear Rod:

I am very pleased to offer you the position on my Executive Staff as Cambridge Heart's Chief Financial Officer. As discussed at length the job is assumed to be approximately a 60% time commitment averaging 3 days per week. The offer is made in accordance with the following terms:

1. Salary: You will be paid twice monthly at the rate of $4,166.67 (annualized $100,000 per year) per pay period.

2. Bonus: Commencing Jan 1, 2006 you will be eligible for an annual bonus of 15%-20% of your base salary based on the attainment of company and personal objectives in accordance with the bonus plan approved each year by the Board of Directors.

3. Severance: In the event the Company terminates your employment without cause, you will receive severance pay at your salary rate for a period of six months. A detailed severance letter is enclosed.

4. Stock Option: You will receive an incentive stock option for 250,000 shares of common stock with 1/3 vesting at each anniversary of your start date. The exercise price of these options will be the closing price of the stock on your start date. This grant is subject to approval by the Stock Option Committee of the Board of Directors. Acceleration of vesting on change of control is discussed on the attached severance agreement

5. Benefits: You will be entitled to our standard major medical and hospitalization and dental benefits and plus any other benefits as they are generally made available to employees.

6.   Vacation: Three weeks of paid vacation per year (based on 3 days =1 week).

7. Confidentiality, Non-compete and Non-solicitation: You will be required to sign the Company's standard form of confidentiality, non-compete and non-solicitation agreement (enclosed).


We will go over benefits and other matters pertinent to your employment in greater detail during your orientation. Please bring proof of citizenship and eligibility to work in the United States with you on your first day of work. A driver's license and social security card (or birth certificate) will suffice. You should also be aware that this offer or any verbal and written statements made to you by any employee or agent of Cambridge Heart is in no way a guarantee of employment for any specified length of time.

Rod, I am looking forward to working with you to develop and implement strategies which can help restore shareholder value.

Rod de Greef
Page 2
September 8, 2005



Please confirm your acceptance and your agreement to a start date of October 3, 2005 by signing a copy of this letter below and returning it to me.

Thanks and welcome aboard. We are very pleased to have you as a member of the Cambridge Heart team.

Sincerely,

/s/ David Chazanovitz
    -----------------
    David Chazanovitz
    President & CEO






Accepted:       ____________________________________ Date:  ________________
                Roderick de Greef